Exhibit 99.1

PRESS RELEASE                                     Source: Systems Evolution Inc.

SYSTEMS EVOLUTION SECURES ADDITIONAL $1.5 MILLION FUNDING

HOUSTON, TEXAS (BUSINESS WIRE) -- JANUARY, 3, 2004 -- Systems Evolution Inc., an information technology services company, announced today that it has entered into an agreement with institutional and accredited investors for the purchase of callable secured convertible notes, convertible into the Company's Common Stock, of up to $1,500,000 bearing an interest rate of 8% per annum. To date the Company has issued $500,000 in convertible notes and warrants to purchase 4,500,000 shares of our common stock and received proceeds of $408,148. The Company and individuals who previously locked up their shares have replaced that lock-up agreement with a guarantee and pledge agreement, dated December 30, 2004. Under this new agreement, the shareholders including Robert C. Rhodes, Richard N. Hartmann, Willie A. Jackson, Jr. and Patrick L. Anderson have pledged an aggregate of 35,343,094 shares of our Common Stock owned by them and have guaranteed payment in full of all amounts due under the Notes.

According to Robert C. Rhodes, CEO of Systems Evolution Inc., "This funding positions SEVI for aggressive growth. We were able to acquire three firms and fill out our leadership team with the previous round of funding. We went from 18 to 50 employees in that phase."

Richard Hartmann, President of Systems Evolution Inc. adds, "We have the major building blocks in place and with this additional funding we can round out our technology offerings and geographic presence. Our strategy for this phase of growth will focus on adding strategic resources to our vertical business approach and filling out specific technology offerings."

ABOUT SYSTEMS EVOLUTION INC.

Systems Evolution Inc. (SEVI), founded in 1993, is a regional IT consultancy providing a full range of services to mid-market clients in Texas and the surrounding states. SEVI provides clients a full range of services comparable to larger system integrators while maintaining a technological focus found in smaller boutique firms. SEVI is a publicly traded company with an aggressive growth plan based on acquiring and hiring the best talent in the industry.

SAFE HARBOR STATEMENT

The statements in this release relating to future product availability and positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, the future market price of SEVI common stock and the Company's ability to obtain necessary future financing.

Contact:
         Systems Evolution Inc. investor relations
         713-979-1600 ext. 108
         Investor.relations@systemsevolution.com